As filed with the U.S. Securities and Exchange Commission on September 12, 2024

Registration No. 333-194943

Registration No. 333-221964

Registration No. 333-267645

Registration No. 333-269948

Registration No. 333-272646

Registration No. 333-273202

Registration No. 333-277715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-194943

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-221964

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-267645

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-269948

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-272646

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-273202

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-277715

UNDER

THE SECURITIES ACT OF 1933

2U, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2335939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2345 Crystal Drive, Suite 1100

Arlington, Virginia

(Address of principal executive offices, including zip code)

2U, Inc. Fourth Amended and Restated 2008 Stock Incentive Plan

2U, Inc. 2014 Equity Incentive Plan

2U, Inc. Amended and Restated 2014 Equity Incentive Plan

2U, Inc. Amended and Restated 2017 Employee Stock Purchase Plan

Restricted Stock Award Agreement (Inducement Award)

(Full title of the plans)

Matthew J. Norden

Chief Financial Officer

2U, Inc.

2345 Crystal Drive, Suite 1000

Arlington, Virginia

(301) 892-4350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher Clark

Latham & Watkins LLP

555 11th St. NW, Suite 1100

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post effective amendments (these “Post-Effective Amendments”) are being filed by 2U, Inc., a Delaware corporation (the “Company”), to deregister and terminate all securities registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), each as amended or supplemented to date, as of the date hereof (note that the number of shares listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-8 (No. 333-194943), originally filed with the SEC on April 1, 2014, registering 5,543,981 shares of common stock of the Company, par value $0.001 per share (“Common Stock”) under the Fourth Amended and Restated 2008 Stock Incentive Plan and 3,063,911 shares of Common Stock under the 2014 Equity Incentive Plan, respectively;

•

Registration Statement on Form S-8 (No. 333-221964), originally filed with the SEC on December 8, 2017, registering 1,000,000 shares of Common Stock under the Amended and Restated 2017 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (No. 333-267645), originally filed with the SEC on September 29, 2022, registering 3,510,000 shares of Common Stock under the 2U, Inc. Amended and Restated 2014 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-269948), originally filed with the SEC on February 23, 2023, registering 7,000,000 shares of Common Stock under the 2U, Inc. Amended and Restated 2014 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-272646), originally filed with the SEC on June 14, 2023, registering 5,000,000 shares of Common Stock under the 2U, Inc. Amended and Restated 2014 Equity Incentive Plan and 2,000,000 shares of Common Stock under the 2U, Inc. Amended and Restated 2017 Employee Stock Purchase Plan, respectively;

•

Registration Statement on Form S-8 (No. 333-273202), originally filed with the SEC on July 11, 2023, registering 215,054 shares of Common Stock issuable pursuant to an inducement award of 215,054 restricted stock units; and

•

Registration Statement on Form S-8 (No. 333-277715), originally filed with the SEC on March 6, 2024, registering 4,113,030 shares of Common Stock under the 2U, Inc. Amended and Restated 2014 Equity Incentive Plan.

As previously disclosed, on July 25, 2024, the Company and certain of its subsidiaries commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) providing for a court-administered reorganization pursuant to its prepackaged joint plan of reorganization (as amended and supplemented, the “Plan”). On September 9, 2024, the Bankruptcy Court entered an Order (A) Approving (I) the Disclosure Statement and (II) Confirming the Second Amended Joint Prepackaged Plan of Reorganization of 2U, Inc. and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code, and (B) Granting Related Relief confirming the Plan. In connection with the foregoing, the offerings pursuant to the Registration Statements are being terminated.

In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities that were registered but unsold or otherwise unissued under each of the Registration Statements as of the date hereof. As of the date hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on September 12, 2024.

2U, INC.

By:	/s/ Matthew J. Norden
Matthew J. Norden
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.